Exhibit 10.1

INDOOR HARVEST CORP.

and

FINCANN

and

JOINT VENTURE

with

LIMITED ACQUISITION

AGREEMENT

JOINT VENTURE WITH LIMITED ACQUISITION AGREEMENT

EFFECTIVE DATE ON SIGNATURE PAGE BELOW

ARTICLE 1 THE PARTIES

By Way of Mutual Negotiation, the PARTIES identified and signing below confirm:

1. Fincann,

a corporation organized under the laws of State of New York (“FINCANN”),

— and—

2. Indoor

a corporation organized under the laws of State of Texas (“INDOOR”)

—and—

3. Joint Venture, to be named,

a corporation to be organized under the laws of Wyoming (“JOINTVENTURE”), to be the joint venture entity, to be owned 51% by INDOOR and 49% by owners of FINCANN.

The Parties are mutually acting to further the goals of the joint Venture stated herein, for the planning, funding, development, building, creation and operation of the Joint Venture.

ARTICLE 2 INTRODUCTION

This Agreement (“AGREEMENT”) sets forth the intentions, to be converted into further agreements in stages noted below, and certain arrangements, by which the parties, wish to further negotiations,

confirm contract and closing terms,

plan Project related matters, including to eventually prepare and sign more agreement(s) and related documents,

conduct ongoing discussions, and

work together to achieve the goals, the primary one being the planning, development, and operation of the Joint Venture.

ARTICLE 3 NATURE OF THIS DOCUMENT

If executed by the Parties below, this AGREEMENT the parties’ mutual intention to consummate the transactions on the terms and subject to the conditions described herein, such expressions are dependent upon an eventual joint venture agreement being fully executed. The parties shall cooperate with one another to facilitate the matters herein and this includes establishing the protocols by which the transactions will be accommodated.

ARTICLE 4 THE JOINT VENTURE, PLANS AND TERMS

The following sets forth the terms pertaining to our proposed transactions:

1. Parties Summary

A. INDOOR Summary Introduction.

INDOOR, through its brand name Indoor Harvest®, is focused on leveraging technology and planning on Vertical Farming, Building Integrated Agriculture, Controlled Environment Agriculture and Aeroponic Cultivation technology with other synergistic enterprises in the Cannabis industry as part of its new 2020 merger and acquisition or an M&A/vertical integration strategy. INDOOR seeks to continue to look for partners and opportunities to refine the development and commercialization of high pressure Aeroponic Cultivation technology. At the same time, it is aggressively positioning the Company as an integrated consolidation platform offering other cannabis companies the opportunity to be part of a bigger play, sharing intellectual capital, technology, access to new capital markets and liquidity for investors. The focus is aggregating and integrating early stage cannabis companies focused on Genetics, Tissue Culture, Controlled Environment Ag technologies, including high pressure Aeroponic Cultivation, Micropropagation and Cultivation operations.

B. FINCANN Summary Introduction.

FINCANN advises it operates a network of cannabis-friendly U.S.-based financial institutions which service all segments of the multi-billion dollar cannabis industry. FINCANN supports the initial onboarding and due diligence phases to cost-effectively achieve a principal goal: stable, transparent, and simplified banking. Through FINCANN’s growing consortium of financial institutions, marijuana-related businesses (MRBs) in plant-touching and ancillary roles can access basic banking services without complicated workarounds. By obtaining a banking or merchant processing account through FINCANN, business owners no longer need to worry that they’ll lose their bank account or merchant processing services. By opening a bank account through FINCANN, the financial institution knows from the get-go that the business is in the cannabis industry, providing peace of mind for business owners whose accounts have been closed on them all too often, while eliminating the headache of searching for new financial solutions multiple times per year.

C. JOINTVENTURE Summary Introduction.

JOINTVENTURE will be a corporation organized as a State of Wyoming corporation. Wyoming currently offers a variety of advantages over traditional corporate finance venues, like Delaware and Nevada.

2. Parties/Structure/Agreements

A. The Parties “FINCANN,” “INDOOR,” and “JOINTVENTURE” are parties to this AGREEMENT.

B. No other persons or firms are parties unless named and signing below. Though other persons or firm may become involved in the Joint Venture, the Parties to this AGREEMENT and the planned Joint Venture relationship are as expressed herein to be effective as finalized within the Agreement.

C. As discussed below, the Parties anticipate a Joint Venture Agreement, with operating agreement component in the nature of a joint venture, thus a Joint Venture Agreement, accompanied by a stock exchange provision or agreement, and an Option Agreement or section, all together being the Agreement referenced herein. (Option Agreement portion will be to supply a right and formula, acceptable to FINCANN, for INDOOR through the JOINTVENTURE to acquire a larger percentage of FINCANN).

3. The Deal

A. The specific Parties intend to form a Joint Venture, by way of the Agreement and related documents, those Parties being (1) JOINTVENTURE to be more formally named, herein being the Joint Venture entity, and (2) INDOOR being 51% owner of JOINTVENTURE and (3) FINCANN being the other 49% owner of JOINTVENTURE effectively at Closing.

B. The following summarizes the transactions, terms, and conditions, that will be specified in the Agreement:

1. INDOOR will file for the creation of the JOINTVENTURE entity. Initially, until “Closing,” of the Agreement, JOINTVENTURE will be a subsidiary of each of the parties. INDOOR management will initially act to set the management of JOINTVENTURE, this to change as the parties agree, at Closing per the Agreement.

2. INDOOR will draft the Agreement including ancillary documents, and circulate these and reasonable redrafts to the Parties for comments and eventual signing and approval. INDOOR, JOINTVENTURE and FINCANN will sign the Agreement, that will contain the transactions and pre-closing, closing and post-closing activities spelled out.

3. As part of the establishment of the JOINTVENTURE, INDOOR will contribute a percentage of its issued common stock and FINCANN will do the same, such shares to be held by the JOINTVENTURE. It is anticipated the percentage will be 4.9 percent, up to 9.9 percent. The JOINTVENTURE will issue INDOOR a total of 51 percent of its common stock and issue FINCANN 49 percent of its common stock. This will be done through a share exchange section or agreement, among the parties, as part of the Agreement, for each Company becoming a shareholder to exchange their shares for shares of the Venture.

4. The principal elements of the transaction/relationship shall be as follows:

a. Ownership and Planning. The Parties will jointly own JOINTVENTURE and establish a formal business plan and operational protocols.

b. Public Filings/Releases. INDOOR will take the lead to establish the structure, the Venture, the documents and most public Company related promotion or disclosure, such as SEC filings and press releases, and discussions with financial sources. FINCANN can cooperate and may also send out releases in conformity with mutual guidance.

c. Capital Raising. As to financial sources, the goal is to achieve funding deals for INDOOR, FINCANN and or JOINTVENTURE utilizing the joint plans of the Parties, with use of proceeds of funding to be treated by a formula in the Agreement so that FINCANN obtains capital to help in its plans also. The JOINTVENTURE will establish a protocol that a percentage of capital raise will go to FINCANN.

d. Cross-Marketing. The Parties will promote their businesses to others including potential investors. INDOOR as a public company will strive to use its market and contacts to generate funding for the JOINTVENTURE that will include specific funding of FINCANN for its business pursuits. As INDOOR seeks additional synergistic acquisitions or ventures, it will introduce those to FINCANN for potential services and deals with FINCANN that will be beneficial to the Parties for fees and or by way of ownership in the JOINTVENTURE.

e. Acquisition. INDOOR, via the Venture, will effectively undertake a limited acquisition of FINCANN, by ownership of stock. The Parties may discuss board seats, and the like. Additionally, FINCANN will, under the Agreement, mutually set terms with INDOOR as to a more material acquisition of FINCANN in stages, that initially may include a percentage under audit requirements, and then a higher percentage, with the Parties to set valuation and terms in the Agreement.

5. Under the Joint Venture, each Party will have certain rights and duties, independent of one another in certain matters, and mutual in others, so they independently and or jointly at times, strive to accomplish the goals. This is not a partnership.

6. The Parties will use the Joint Venture entity to conduct efforts by way of the Agreement. The Parties will set forth their agreements and expectations within the Agreement of joint Venture. As part of the Agreement, the entity will hold assets, engage employees, maintain facilities, and or as agreed.

7. The goals of the Venture are to be finalized in the Agreement, but include the pursuit, expansion, and mutual marketing assistance, of the Parties relative to the businesses of INDOOR and FINCANN.

8. Parties will confirm, cooperative resources, and funding of the Venture and operations by INDOOR or through INDOOR investors, utilizing common stock of INDOOR for capital raise from qualified investors. This may be through a Regulation A offering, private placement, or otherwise. INDOOR and JOINTVENTURE will contribute shares of common stock of INDOOR and or JOINTVENTURE for funding.

ARTICLE 5 MISC.

1. Timing.

It is anticipated the Joint Venture Agreement will be drafted in approximately 30 days from the execution of this AGREEMENT. Pending drafting, there will be discussions and exchange of information and ideas. The Parties will seek to sign in March, 2020.

2. Preparation.

From today, the parties will proceed in good faith to negotiate the terms of a mutually acceptable Agreement containing such covenants, representations, warranties and conditions as are customary in transactions of this type, but including the specific matters described herein. Details of the transaction will be set in the Agreement and the Parties agree to try and enter into said Agreement within the time table set out herein. Failure to enter into the agreement shall not be actionable against any of the parties hereto, except that the Parties shall be responsible for their obligations under the BINDING sections herein.

3. Conditions.

Conditions to closing, to be contained in the Agreement, will include conditions customary or appropriate for transactions of this type, including without limitation, (a) satisfaction with the results of its due diligence review, (b) the execution of mutually agreeable legal documentation, and (d) the execution of mutually agreeable ancillary documentation.

4. Closing.

Closing of the Agreement shall occur at such time and place as the parties agree in the Agreement, projected as March,2020.

5. Press Releases.

The Parties to this AGREEMENT may release public information about this Agreement (it is contemplated that Indoor will need to disclose the matter given it is a publicly trading company).

6. Exclusive Period.

FINCANN agrees for itself and binding its owners, from this date and until the earlier to occur of (i) the date the Parties agree in writing to terminate the negotiations and this AGREEMENT, or (ii) the close of business on March 6, 2020, FINCANN and owners will not, nor will it permit any of its affiliates, management or agents or representatives, to participate in any agreement contradicting this AGREEMENT items. This Agreement does NOT stop FINCANN from attempting to obtain capital or do mergers or other deals with others.

7. Fees and Expenses.

INDOOR, through its counsel, will undertake the burden and expense of preparing the Joint Venture Agreement for presentation to FINCANN, and otherwise each Party is responsible for its own fees and expenses to enter into this AGREEMENT but terms may be reached for fees and expenses coverage moving forward up to the Agreement and the Agreement will address matters thereafter.

8. Miscellaneous. BINDING.

A. There are no third party beneficiaries of this document.

B. All Parties have represented to each other that no brokers or finders have been employed who would be entitled to a fee by reason of the transaction contemplated by this AGREEMENT. If however a Party contracts to pay any fees then it, not the other Parties, will pay, provided only legal fees can be paid.

C. This AGREEMENT may not amended except by a written instrument setting forth as an express purpose of the amendment, which written instrument is duly executed by all Parties or their respective heirs, successors, assigns or legal or personal representatives.

D. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party’s right at a later time to enforce the same. No waiver is valid unless in writing signed by the Party making the waiver.

E. Any notice, communication, request, reply or advice (hereinafter severally and collectively called “Notice”) in provided or permitted to be given, shall be made or be served by delivering same by overnight mail or by delivering the same by a hand-delivery service, or by formal email, such Notice shall be deemed given when so delivered.

F. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and may be signed by fax.

G. Assignment. This AGREEMENT is not assignable without the written consent of the Parties.

CONFIDENTIAL INFORMATION BINDING

A Party may supply the other valuable “Confidential Information” which is deemed current or future strategies, marketing plans, funding sources, or customer related. Funding sources include finders, brokers, investors, and potential investors. The receiving party will not use, disseminate, copy, reproduce, or in any way disclose any Confidential Information to any person, firm or business, or otherwise, except to the extent necessary for the performance under this AGREEMENT or as required by INDOOR as part of public company duties. Upon demand of either Party, and also on any termination of the relationship between the Parties, or this AGREEMENT, any and all Confidential Information and any reproduction, copy, photo or otherwise, shall be immediately returned in full to the supplying Party.

SIGNATURE PAGE

Effective Date: March 5, 2020

The above is binding with or without the signatures of JOINTVENTURE, to be named.

Signatures/ON FILE